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                                                       Exhibit 99.B5(B)(xx)


                                  AMENDMENT TO
                              SUBADVISORY AGREEMENT
                                NASL SERIES TRUST


         AMENDMENT made as of this 31st day of December 1996 to the Subadvisory Agreement dated October 1, 1996 (the "Agreement"), between NASL Financial Services, Inc., a Massachusetts corporation (the "Adviser"), and Manufacturers Adviser Corporation, a Colorado corporation (the "Subadviser"). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.  CHANGE IN APPENDIX A

         Providing for the appointment and compensation of the Subadviser for the new Pacific Rim Emerging Markets, Real Estate Securities, Capital Growth Bond, Equity Index, Common Stock and five Lifestyle Portfolios. Section 3 of the Agreement, "Compensation of Subadviser," is hereby amended by adding an additional portfolio to Appendix A as follows:

         1. Pacific Rim Emerging Markets Portfolio: .400% of the first $50,000,000, .350% between $50,000,000 and $200,000,000, .275% between
         $200,000,000 and $500,000,000 and .225% on the excess over $500,000,000 of the average daily value of the net assets of the Portfolio.

         2. Real Estate Securities Portfolio: .275% of the first $50,000,000, .225% between $50,000,000 and $200,000,000, .175% between
         $200,000,000 and $500,000,000 and .150% on the excess over $500,000,000 of the average daily value of the net assets of the Portfolio.

         3. Capital Growth Bond Portfolio: .225% of the first $50,000,000, .225% between $50,000,000 and $200,000,000, .150% between $200,000,000 and $500,000,000 and .100% on the excess over $500,000,000 of the average daily value of the net assets of the Portfolio.

         4. Equity Index Portfolio: .100% of the first $50,000,000, .100% between $50,000,000 and $200,000,000, .100% between $200,000,000 and
         $500,000,000 and .100% on the excess over $500,000,000 of the average daily value of the net assets of the Portfolio.

         5. Common Stock Portfolio: .275% of the first $50,000,000, .225% between $50,000,000 and $200,000,000, .175% between $200,000,000 and
         $500,000,000 and .150% on the excess over $500,000,000 of the average daily value of the net assets of the Portfolio.

         6.       Lifestyle Conservative 280 Portfolio: no fee

         7.       Lifestyle Moderate 460 Portfolio: no fee

         8.       Lifestyle Balanced 640 Portfolio: no fee


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         9.       Lifestyle Growth 820 Portfolio: no fee

         10.      Lifestyle Aggressive 1000 Portfolio: no fee

2.  SUBADVISORY AGREEMENT

         In all other respects, the Agreement is confirmed and remains in full force and effect.

3.  EFFFECTIVE DATE

         This Amendment shall become effective with respect to each Portfolio on the later of: (i) the date of its execution, (ii) the effective date of the post-effective amendment to the registration statement of NASL Series Trust under the Securities Act of 1933 that incorporates with respect to the Portfolio the terms of the Agreement as amended herein and (iii) the date of the meeting of shareholders (or sole shareholder if applicable) of the Portfolio called for the purpose of voting on this Amendment, at which meeting this Amendment shall have been approved by the vote of a majority of the outstanding voting securities (as defined in the Investment Company Act of 1940, as amended) of the Portfolio.


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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.


NASL Financial Services, Inc.


By: _____________________________


By: _____________________________


Manufacturers Adviser Corporation


By: _____________________________